EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124999) pertaining to the Emageon Inc. 2005 Equity Incentive Plan, Emageon Inc. 2005 Non-employee Director Stock Incentive Plan, Emageon, Inc. 2000 Equity Compensation Plan, Imageon Solutions, Inc. 2000 Equity Incentive Plan and Ultravisual Medical Systems Corporation 2000 Stock Option Plan of our report dated March 29, 2006, with respect to the consolidated financial statements and schedule of Emageon Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 29, 2006